Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

Brookfield Asset Management Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A Limited Voting Shares	457(f)	(1)	N/A	$20,136,000(2)	.0001102	$2,219

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts							$2,219

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due							$2,219

(1)

This registration statement relates to an indeterminate number of class A limited voting shares (the “Class A Shares”) of Brookfield Asset Management Ltd. that will be distributed pursuant to a special dividend or distribution by Brookfield Asset Management Reinsurance Partners Ltd. (“Brookfield Reinsurance”) to the holders of Class A exchangeable limited voting shares and Class B limited voting shares of Brookfield Reinsurance.

(2)

There is currently no market for the Class A Shares. Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.